Exhibit 99.3

Penumbra

Computershare

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Computershare Trust Company, N.A.
150 Royall Street
Suite V
Canton MA 02021
www.computershare.com/investor

MR A SAMPLE

DESIGNATION (IF ANY)
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C 1234567890 J N T

Tax ID certification on file: <Certified Y/N>

TOTAL SHARES 12345678901234

TIME IS CRITICAL. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

ELECTION FORM AND LETTER OF TRANSMITTAL

To accompany certificates of common stock, par value $0.001 per share, of
Penumbra, Inc. ("Penumbra")

This Election Form and Letter of Transmittal (this "Election Form") is being delivered in connection with the Agreement and Plan of Merger, dated as of January 14, 2026 (the "Merger Agreement"), by and among Boston Scientific Corporation ("Boston Scientific"), Pinehurst Merger Sub, Inc., a wholly owned subsidiary of Boston Scientific ("Merger Sub"), and Penumbra, Inc. ("Penumbra"), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Penumbra (the "Merger"), with Penumbra continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Boston Scientific. This Election Form permits you to make an election as to the type of consideration that you wish to receive in connection with the Merger in exchange for the shares of Penumbra common stock (each, a "Penumbra Share") that you hold. This Election Form may be used to make an election only with respect to certain Penumbra Shares you hold. You may receive additional Election Forms and/or Letters of Transmittal with respect to any Penumbra Shares held by you in another manner or in another name.

The deadline for submitting this Election Form (the "Election Deadline") is 5:00 p.m., New York City time, on [•]. Penumbra and Boston Scientific will issue a press release announcing the date of the Election Deadline at least five business days prior to the Election Deadline. If the closing date of the Merger is delayed to a subsequent date, the Election Deadline will be similarly delayed to a subsequent date, and Penumbra and Boston Scientific will promptly announce any such delay and, when determined, the rescheduled Election Deadline.

In connection with the transactions contemplated by the Merger Agreement, Boston Scientific has engaged Computershare Trust Company, N.A. to serve as exchange agent (the "Exchange Agent") for purposes of exchanging Penumbra Shares for the Merger consideration described below. **This Election Form must be RECEIVED by the Exchange Agent no later than the Election Deadline**.

Your Penumbra Stock Certificates:

Locate and return the certificates listed below.

Certificate Numbers	Shares	Certificate Numbers	Shares
XXXX12345678	12345678901234	XXXX12345678	12345678901234
XXXX12345678	12345678901234	XXXX12345678	12345678901234
XXXX12345678	12345678901234	XXXX12345678	12345678901234
XXXX12345678	12345678901234	XXXX12345678	12345678901234
XXXX12345678	12345678901234	XXXX12345678	12345678901234

You hold more than 10 certificates, not all certificates can be listed on this form.

Other Certificate Total	Total Certificated Shares	Shares Held By Us	Total Shares
12345678901234	12345678901234	12345678901234	12345678901234

INSTRUCTIONS

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Penumbra Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as defined in the Merger Agreement)) will, subject to the proration provisions of the Merger Agreement, be cancelled and will be converted automatically into the right to receive, at the election of the holder thereof in accordance with, and subject to the terms, conditions and procedures set forth in the Merger Agreement, the following consideration (collectively with, if applicable, cash in lieu of any fractional shares of Boston Scientific common stock, par value $0.01 per share (“Boston Scientific Shares”), and any dividends or other distributions payable pursuant to the Merger Agreement, the “Merger Consideration”), in each case, without interest: (i) for each Penumbra Share with respect to which an election to receive stock consideration (a “Stock Election”) has been effectively made and not revoked or changed, 3.8721 validly issued, fully paid and non-assessable Boston Scientific Shares (the “Stock Consideration”); (ii) for each Penumbra Share with respect to which an election to receive cash consideration (a “Cash Election”) has been effectively made and not revoked or changed, $374.00 in cash (the “Cash Consideration”); and (iii) for each Penumbra Share with respect to which no election has been made (a “Non-Election Share”), the right to receive such Merger Consideration as is determined in accordance with the proration mechanism set forth in the Merger Agreement. Your election right will be subject to proration in accordance with the terms of the Merger Agreement, which is applicable in the event the Cash Consideration is undersubscribed or oversubscribed. The Merger Agreement provides that the total number of Penumbra Shares that will be entitled to receive the Cash Consideration will be equal to 73.26% of the aggregate number of Penumbra Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), and the total number of Penumbra Shares that will be entitled to receive the Stock Consideration will be equal to 26.74% of the aggregate number of Penumbra Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), in each case, rounded to the nearest whole number. In the event of proration, Penumbra Stockholders might receive a portion of their Merger Consideration in a form they did not elect. No fractional Boston Scientific Shares will be issued in the Merger, and Penumbra stockholders will receive cash in lieu of any fractional Boston Scientific Shares to which they otherwise would have been entitled, in accordance with the terms and conditions of the Merger Agreement. You may elect a different form of Merger Consideration for each Penumbra Share you own. You may elect to receive (i) solely the Cash Consideration for each Penumbra Share you own, (ii) solely the Stock Consideration for each Penumbra Share you own or (iii) if you own more than one Penumbra Share, a combination of the Cash Consideration for a selected number of Penumbra Shares you own and the Stock Consideration for the remaining number of Penumbra Shares you own. Whether you receive your elected form of Merger Consideration for each Penumbra Share you own will depend on the election(s) of other Penumbra stockholders and the proration mechanism referenced in the immediately preceding paragraph. Penumbra stockholders wishing to make an election must properly complete and deliver to the Exchange Agent this Election Form by the Election Deadline, together with your stock certificate(s) or confirmation(s) of book-entry transfer. Further, any election will have been effective only if the Exchange Agent actually receives your properly completed Election Form (including any stock certificate(s) or confirmation(s) of book-entry transfer) by the Election Deadline. If any election is not properly made with respect to your Penumbra Shares, such election will be deemed to be not in effect and, unless a proper election is thereafter timely made, the Penumbra Shares covered by such election will be deemed to be Non-Election Shares and will be treated as having elected to receive Cash Consideration or Stock Consideration in accordance with the proration methodology in the Merger Agreement, which is described above. Complete the box(es) on the following page to make an election to receive (i) solely the Cash Consideration for each Penumbra Share you own, (ii) solely the Stock Consideration for each Penumbra Share you own or (iii) if you own more than one Penumbra Share, a combination of the Cash Consideration for a selected number of Penumbra Shares you own and the Stock Consideration for the remaining number of Penumbra Shares you own. 1 2 3 4 5 6 7 8 9 0 1 2 3 4 00000A 2 E L C C O Y C C L S +

. ELECTION CHOICES I hereby elect to receive the following as consideration for my Penumbra Shares held in this account: STOCK ELECTION Mark this box to elect to make a Stock Election with respect to ALL of your Penumbra Shares. Mark this box to elect to make a Stock Election with respect to the following number of your Penumbra Shares. Please fill in the number of Penumbra Shares for which you would like to make a Stock Election. CASH ELECTION Mark this box to elect to make a Cash Election with respect to ALL of your Penumbra Shares. Mark this box to elect to make a Cash Election with respect to the following number of your Penumbra Shares. Please fill in the number of Penumbra Shares for which you would like to make a Cash Election. NO ELECTION Mark this box to make no election with respect to ALL of your Penumbra Shares. Mark this box to elect to make no election with respect to the following number of your Penumbra Shares. Please fill in the number of Penumbra Shares for which you would like to make no election. You will be deemed to have made “NO ELECTION” if: A. You fail to follow the instructions on this Election Form or otherwise fail to properly make an election; B. A properly completed Election Form and Letter of Transmittal, together with your stock certificate(s) or confirmation(s) of book-entry transfer, is not actually received by the Exchange Agent by the Election Deadline; C. You properly and timely revoke a prior election without making a new election; or D. You check the “No Election” box above. These elections will be subject to proration in the event the Cash Consideration is undersubscribed or oversubscribed. No guarantee can be made that you will receive the amount of Cash Consideration or Stock Consideration that you elect. No guarantee can be made as to the value of the Merger Consideration received relative to the value of the Penumbra Shares being exchanged. We urge you to obtain current market quotations of Boston Scientific Shares (trading symbol “BSX”) prior to making your Cash Election or Stock Election. To be effective, this Election Form must be properly completed, signed and delivered to the Exchange Agent, together with your stock certificate(s) or confirmation(s) of book-entry transfer, by the Election Deadline. Do not send your election materials to Penumbra or Boston Scientific. SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title. By signing below, I represent and warrant as follows: (1) I have full power and authority to surrender the Penumbra Shares represented by the stock certificate(s) surrendered herewith or transferred in book-entry form, free and clear of all liens, claims and encumbrances. I will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the surrender and exchange of my Penumbra Shares. (2) I understand that neither surrender nor an election is made in acceptable form until receipt by the Exchange Agent of this Election Form, duly completed and manually signed, together with any stock certificate(s) representing Penumbra Shares and all accompanying evidences of authority. I agree that all questions as to validity, form and eligibility of any surrender of the Penumbra Shares will be determined by the Exchange Agent. (3) I understand that, pending the completion of the Merger, I may not and shall not sell or otherwise transfer the Penumbra Shares subject to this Election Form unless the Merger Agreement is terminated or I properly revoke this election prior to the Election Deadline. (4) I acknowledge that, until I properly surrender the certificate(s) representing the Penumbra Shares to which this Election Form relates or properly transfer such Penumbra Shares in book-entry form, I will not receive any consideration issuable or payable in connection with the Merger. Delivery of such certificate(s) will be effected, and risk of loss and title to such certificate(s) will pass, only upon proper delivery thereof to the Exchange Agent. Sign and provide your tax ID number on the IRS Form W-9 provided herein (or the appropriate IRS Form W-8 if you are a non-U.S. stockholder, a copy of which can be obtained at www.irs.gov). Signature of owner Signature of co-owner, if any Area Code/Phone Number SIGNATURE(S) GUARANTEED (IF REQUIRED) Unless the Penumbra Shares were surrendered by the registered holder(s) of such Penumbra Shares, or for the account of a member of an Eligible Institution, your signature(s) must be guaranteed by an Eligible Institution. Authorized Signature Name of Firm Address of Firm – Please Print 1 2 3 4 5 6 7 8 9 0 1 2 3 4 +

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